EXHIBIT 99.2

James A. Wiseman	July 13, 2007
1904 Trumpet Court
Vienna, VA 22182

Re:  Offer of Employment

Dear Jim,

We are pleased to offer you employment with Mobile Satellite Ventures (the “Company”) at our Reston headquarters.  This letter sets forth the terms and conditions of your employment.

1.
Title and Responsibilities:  Your initial position will be Vice President and Corporate Controller for Mobile Satellite Ventures LP and its corporate parent, SkyTerra Communications, Inc.  You will be responsible for the overall management and direction of all corporate accounting, tax, and budgeting activities and all such other activities normally associated with the role of Corporate Controller (including serving as the Principal Accounting Officer for SkyTerra Communications.)  This is a full time position, with a start date of August 20, 2007.

2.
Salary:  Your initial salary will be paid at the rate of $8,461.54 in bi-weekly installments which equates to $220,000.00 on an annualized basis, payable in accordance with the Company’s standard payroll practices.

3.
Annual Bonus:  You will also be eligible for an annual discretionary bonus equal to 30% of your base compensation, as determined by both corporate and individual performance.  Typically, annual bonuses are prorated for the number of months employee is with the company in the first year.  As an added incentive, your 2007 bonus will not be prorated for the number of months employed.

4.
Sign-On Bonus:  You will receive a sign-on bonus of $44,000.00.  This one-time payment is intended to offset costs associated with leaving your current employer to join MSV.  Should you voluntarily leave MSV within one year or are terminated for misconduct, you must refund a prorated portion of any bonus received (including any tax payments made on these amounts on your behalf) or have that amount withheld from your salary or other compensation.

5.
Stock Option(s):  Subject to requisite approval of the SkyTerra Board of Directors (or its Compensation Committee) you will be granted a stock option with respect to 56,400 shares of SkyTerra Communications, Inc. common stock in the SkyTerra Communications, Inc. 2006 Equity and Incentive Plan (the “Plan”) at an exercise price of $12.41.  The options shall vest in three equal installments beginning on the first anniversary of the Grant Date and otherwise consistent with the SkyTerra Equity and Unit Incentive Agreement approved for grant to SkyTerra employees.

6.
Termination Protections:  Should the Company terminate you, during the two year period following the Commencement Date (defined as first date of employment), without Cause (as defined in your Change of Control Agreement), you shall be entitled to six (6) month’s salary and target bonus.

In consideration of employment, including the grant of SkyTerra options you will also enter into the following:  1) a Stock Option Agreement and Restricted Stock Agreement in the form provided; 2) a Change of Control Agreement in the form provided; and 3) a Confidentiality, Non-Competition and Non-Solicitation Agreement in the form provided.  In addition, on your date of hire, you will accept the Company’s standard employee agreements with respect to corporate policies and conduct, including the assignment to MSV of any intellectual property/patents developed as an employee.  This offer is also contingent on your ability to satisfy the eligibility requirements for employment in the United States, including as appropriate proof of citizenship and/or permanent residency.

Your employment is subject to the Company’s personnel policies and procedures which are subject to change from time to time at the Company’s sole discretion. Your employment with the Company will be “at will” which means that either you or the Company may terminate your employment at any time for any reason. You will be eligible to participate in the benefit plans offered to Senior Executives, also subject to change from time to time at the Company’s sole discretion, including:

Offer Letter Page 2 of 2

a)	Health and Wellness plans including Medical and Dental Insurance as provided by the Company;
b)	Tax deferred, company matching 401(k), or other available savings plan(s);
c)	Life and Disability insurance;
d)	Paid Time Off (“PTO”) accrual rate of 6.15 hours per pay period;
e)	Standard company holidays.

By signing this letter you represent that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company.  You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use.

By signing this letter, you acknowledge the terms described in this letter, which supersede any prior representations or agreements, whether written or oral.  There are no terms, conditions, representations, warranties or covenants other than those contained herein.

This Agreement may be executed in one or more counterparts each of which shall be deemed an original.  If any part of this Agreement is found to be illegal or unenforceable, such determination shall not affect the enforceability of the remaining provisions which shall remain in effect.   All notices shall be hand delivered to you at the address noted above, and such further address as you provide the company and if to the Company, by hand delivery to the CEO.  This Agreement shall be governed by the laws of the Commonwealth of Virginia.

This is an exciting time for our business and for our industry.  We look forward to your joining our team.

Respectfully,

/s/ Alexander H. Good

Alexander H. Good
Vice Chairman and CEO
MSV LP
Date Executed:

Enclosures

Cc:           Applicant File

Agreed & Accepted:
/s/ James A. Wiseman	7/16/07
James A. Wiseman	Date

Mobile Satellite Ventures LP	10802 Parkridge Boulevard, Reston, Virginia 20191-5416